Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports First Quarter 2018 Financial Results

CORAL GABLES, FL. - May 1, 2018 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the first quarter ended March 30, 2018. The Company reported earnings per diluted share of $0.85 for the first quarter 2018, compared with earnings per diluted share of $0.90 in the first quarter of 2017. Comparable earnings per diluted share were $0.88 in the first quarter of 2018, compared with comparable earnings per diluted share of $0.84 in the first quarter of 2017.
“Our growth during the first quarter is a testament to our initiatives to strengthen the foundation of our Company through diversification to become the world’s leading supplier of healthful, wholesome and convenient fresh and value-added food and beverages,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “The acquisition of Mann Packing already contributed robust one-month sales growth and profitability in the value-added product line without the implementation of any synergies. Our avocado product line also showed strong results. These are two good examples of our continued commitment to executing our diversification strategy. However, we did face a series of external headwinds brought on by unfavorable weather and logistical challenges that hindered our progress. We remain resolute and enthusiastic about future opportunities, especially in our value-added products, with several exciting new direct to consumer ventures and innovative products to emerge during the coming months to further drive diversification."
Net sales for the first quarter of 2018 were $1,106.1 million, compared with $1,032.4 million in the first quarter of 2017. The increase in net sales was the result of higher net sales in the Company's other fresh produce and banana business segments, partially offset by lower net sales in the Company's prepared food business segment.
Gross profit for the first quarter of 2018 was $106.5 million, compared with $99.1 million in the first quarter of 2017. The increase in gross profit was primarily due to higher gross profit in the Company's banana business segment, principally the result of higher selling prices in all of the Company's regions, along with favorable exchange rates in Europe and Asia. The increase in gross profit was partially offset by higher fruit procurement and distribution costs.
Operating income for the first quarter of 2018 was $56.5 million, compared with operating income of $53.9 million in the first quarter of 2017. Comparable operating income was $57.9 million in the first quarter of 2018, compared with comparable operating income of $51.2 million in the first quarter of 2017. The increase was primarily due to higher gross profit, partially offset by higher selling, general and administrative expenses, and lower gains on disposal of property, plant and equipment.
Net income attributable to Fresh Del Monte Produce Inc. for the first quarter of 2018 was $41.5 million, compared with net income attributable to Fresh Del Monte Produce Inc. of $46.4 million in the first quarter of 2017. Comparable net income was $42.9 million in the first quarter of 2018, compared with comparable net income of $43.7 million in the first quarter of 2017. The decrease was primarily due to higher interest expense, net and foreign exchange losses, partially offset by higher operating income and lower provision for income taxes.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions) - (Unaudited)

	Quarter ended

Income Statement:	March 30, 2018	March 31, 2017
Net sales	$1,106.1	$1,032.4
Cost of products sold	999.6	933.3
Gross profit	106.5	99.1

Selling, general and administrative expenses	48.6	47.9
Gain on disposal of property, plant and equipment, net (2)	0.2	0.8
Asset impairment and other charges (credits), net (1)	1.6	(1.9)
Operating income	56.5	53.9

Interest expense, net	3.6	1.3
Other expense, net	3.4	0.1

Income before income taxes	49.5	52.5

Provision for income taxes	6.3	6.9
Net income	$43.2	$45.6

Less: Net income (loss) attributable to redeemable and noncontrolling interests	1.7	(0.8)
Net income attributable to Fresh Del Monte Produce Inc.	$41.5	$46.4

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.85	$0.91

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.85	$0.90

Dividends declared per ordinary share	$0.150	$0.150

Weighted average number of ordinary shares:
Basic	48,781,596	51,218,502
Diluted	49,032,952	51,668,110

Selected Income Statement Data:
Depreciation and amortization	$21.1	$20.0

Non-GAAP Measures (per share):
Reported net income - Diluted	$0.85	$0.90
Asset impairment and other charges (credits), net (1)	0.03	(0.04)
Gain on disposal of property, plant and equipment, net (2)	—	(0.02)
Comparable net income - Diluted	$0.88	$0.84

(1)
Asset impairment and other charges (credits), net for the quarter ended March 30, 2018 included acquisition costs related to Mann Packing net of insurance recoveries in North America. Asset impairment and other charges (credits), net for the quarter ended March 31, 2017 included insurance recoveries in Chile offset by impairment charges in Asia.

(2)	Gain on disposal of property, plant and equipment, net for the quarter ended March 30, 2018 and March 31, 2017 primarily related to asset sales.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 30, 2018				March 31, 2017
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$453.2	41%	$52.1	49%	$445.1	43%	$35.0	35%
Other Fresh Produce	573.9	52%	46.7	44%	506.2	49%	48.4	49%
Prepared Food	79.0	7%	7.7	7%	81.1	8%	15.7	16%
	$1,106.1	100%	$106.5	100%	$1,032.4	100%	$99.1	100%

	Quarter ended
Net Sales by Geographic Region:	March 30, 2018		March 31, 2017

North America	$663.4	60%	$601.4	58%
Europe	194.1	18%	174.5	17%
Middle East	115.9	10%	122.9	12%
Asia	112.7	10%	113.2	11%
Other	20.0	2%	20.4	2%
	$1,106.1	100%	$1,032.4	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	March 30, 2018	December 29, 2017

Assets
Current assets:
Cash and cash equivalents	$37.4	$25.1
Trade accounts receivable, net	446.7	358.8
Other accounts receivable, net	90.4	73.6
Inventories, net	567.3	541.8
Other current assets	24.7	20.5
Total current assets	1,166.5	1,019.8

Investment in and advances to unconsolidated companies	2.0	2.0
Property, plant and equipment, net	1,423.0	1,328.3
Goodwill	591.0	261.9
Other noncurrent assets	164.1	154.9
Total assets	$3,346.6	$2,766.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$449.4	$382.4
Current portion of long-term debt and capital lease obligations	0.6	0.6
Other current liabilities	12.5	10.8
Total current liabilities	462.5	393.8

Long-term debt and capital lease obligations	794.1	357.0
Other noncurrent liabilities	224.3	224.9
Total liabilities	1,480.9	975.7

Redeemable noncontrolling interests	39.5	—

Total Fresh Del Monte Produce Inc. shareholders' equity	1,801.6	1,767.4
Noncontrolling interests	24.6	23.8
Total shareholders' equity	1,826.2	1,791.2
Total liabilities and equity	$3,346.6	$2,766.9

Selected Balance Sheet Data:
Working capital	$704.0	$626.0
Total debt	$794.7	$357.6

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Three months ended
	March 30, 2018	March 31, 2017
Operating activities:
Net income	$43.2	$45.6
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	21.0	19.9
Amortization of debt issuance costs	0.1	0.1
Asset impairment, net	—	0.3
Share-based compensation expense	4.6	3.6
Deferred income taxes	0.8	(4.7)
Gain on disposal of property, plant and equipment, net	(0.2)	(0.8)
Foreign currency translation adjustment	2.4	1.7
Other	0.1	0.1
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables	(65.0)	(23.4)
Inventories	(3.6)	(10.2)
Other current assets	(2.2)	1.6
Accounts payable and accrued expenses	10.2	5.2
Other noncurrent assets and liabilities	(9.9)	(6.0)
Net cash provided by operating activities	1.5	33.0

Investing activities:
Capital expenditures	(42.7)	(35.6)
Proceeds from sales of property, plant and equipment	0.5	1.1
Purchase of a business, net of cash acquired	(371.7)	—
Net cash used in investing activities	(413.9)	(34.5)

Financing activities:
Net borrowings on long-term debt	439.3	34.7
Distributions to noncontrolling interests, net	(1.2)	(3.7)
Net proceeds related to share-based awards	0.5	0.1
Dividends paid	(7.3)	(7.6)
Repurchase and retirement of ordinary shares	(8.2)	(17.5)
Net cash provided by financing activities	423.1	6.0

Effect of exchange rate changes on cash	1.6	1.4

Net increase in cash and cash equivalents	12.3	5.9
Cash and cash equivalents, beginning	25.1	20.1
Cash and cash equivalents, ending	$37.4	$26.0

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Fresh Del Monte Produce Inc.

First Quarter 2018 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the first quarter of 2018 increased to $453.2 million, compared with $445.1 million in the first quarter of 2017. Volume was 8% lower than the prior year. Worldwide pricing increased $1.51, or 11%, to $15.68 per unit, compared with $14.18 per unit in the first quarter of 2017. Gross profit for the first quarter of 2018 increased to $52.1 million, compared with $35.0 million in the first quarter of 2017. Unit cost was 6% higher than the prior year period.
Other Fresh Produce
Net sales for the first quarter of 2018 increased to $573.9 million, compared with $506.2 million in the first quarter of 2017. The increase in net sales was primarily due to higher net sales in the Company's fresh-cut, avocado, vegetable and pineapple product lines. Gross profit for the first quarter of 2018 decreased to $46.7 million, compared with gross profit of $48.4 million in the first quarter of 2017.

Gold pineapple - Net sales increased 8% to $120.1 million, compared with the prior year. Volume increased 16%. Pricing was 6% lower. Unit cost was 4% higher.
Fresh-cut - Net sales increased 28% to $180.4 million, compared with the prior year. Volume increased 36%. Pricing was 6% lower. Unit cost was 5% lower.
Avocados - Net sales increased 19% to $84.0 million, compared with the prior year. Volume increased 35%. Pricing decreased 12%. Unit cost was 12% lower.
Non-tropical - Net sales decreased 15% to $66.1 million, compared with the prior year. Volume decreased 27%. Pricing increased 17%. Unit cost was 9% higher.
Vegetables - Net sales increased to $18.9 million, compared with $6.7 million in the prior year. Volume, pricing and unit costs also increased, principally due to the acquisition of Mann Packing.
Prepared Food
Net sales for the first quarter of 2018 decreased to $79.0 million, compared with $81.1 million in the first quarter of 2017, primarily the result of lower net sales in the Company's industrial pineapple product line. Gross profit for the quarter decreased to $7.7 million, compared with $15.7 million in the first quarter of 2017, principally the result of lower selling prices.

Cash Flows
Net cash provided by operating activities for the first three months of 2018 was $1.5 million, compared with $33.0 million in the same period of 2017. The decrease in net cash provided by operating activities was primarily attributable to higher levels of accounts receivable.
Total Debt
Total debt increased from $357.6 million at the end of 2017 to $794.7 million at the end of the first quarter of 2018, primarily related to the acquisition of Mann Packing.

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Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, loss (gain) on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as comparable operating income, comparable net income and comparable net income per share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Comparable operating income (loss) and comparable net income (loss) provide us with an understanding of the results from the primary operations of our business. We use comparable operating income (loss) and comparable net income (loss) to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the first quarter 2018 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 125 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, beliefs or current expectations of us or our officers (including statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions) with respect to various matters, including our plans and future performance.  These forward-looking statements involve risks and uncertainties.  Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect our sales volume and results, including our ability to command premium prices for certain of our principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the recent vote in the United Kingdom to leave the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iv) our anticipated cash needs in light of our liquidity, (v) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand

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for branded products such as ours, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) our plans for expansion of our business (including through acquisitions) and cost savings, (x) our ability to successfully integrate acquisitions into our operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiv) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 29, 2017 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

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